Exhibit (d)(23)(D)

Notice of Termination of Subadvisory Agreement as to the

Strategic Bond Trust

(a Series of John Hancock Trust)

Western Asset Management Company

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the “Agreement”) dated April 28, 2006, as amended, between John Hancock Investment Management Services, LLC and Western Asset Management Company (“WAMCO”) that the Agreement as to the Strategic Bond Trust is terminated effective as of the close of business on November 5, 2010. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after

November 5, 2010.

Executed this 5th day of November, 2010.

John Hancock Investment Management Services, LLC

By:	/s/ Andrew Arnott
Andrew G. Arnott
Executive Vice President

WAMCO hereby waives its right to 60 days notice of such termination as provided for in Section 8 of the Agreement.

Western Asset Management Company

By:	/s/ Barbara L. Ziegler
Barbara L. Ziegler
Head of Client Service and Marketing Support